EXHIBIT 15


    Texas Utilities Company (doing business as TXU Corp):

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company (doing business as TXU Corp) and subsidiaries ("TXU"), for the periods ended March 31, 1999 and 1998, June 30, 1999 and 1998, and September 30, 1999 and 1998 as indicated in our reports dated May 13, 1999, August
    12, 1999 and November 11, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our reports referred to above, which were included in TXU's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, are being incorporated by reference in this Registration Statement.

    We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


    /s/ Deloitte & Touche LLP

    Dallas, Texas
    December 20, 1999